UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Iapalucci, Samuel H.
   9191 S. Jamaica Street
   Englewood, CO  80112
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   CH2M HIll Companies, Ltd.
   Issuer is not traded on an Exchange
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   12/6/02
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Chief Financial Officer & Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Stock        |12/6/0|      |P   | |317.636           |A  |$11.58     |85,038.192         |D     |                           |
                    |2     |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Unit of Inter|1-for-1 |12/6/02|      |A   | |187.684    |A  |Immed|(1)  |Common Stock|187.684|$11.58 |41,936.478  |D  |            |
est in Deferr|        |       |      |    | |           |   |.    |     |            |       |       |            |   |            |
ed Compensati|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
on Trust     |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Unit of Interest in the Deferred Compensation Trust are payable upon the first day of the month following the date Samuel H. Iapalucci attains the age of 65 in annual installments for ten years.
(2) Samuel H. Iapalucci executed a Power of Attorney, a copy of which has previously been filed with the Securities and Exchange Commission, that authorizes S. Wyatt McCallie or Margaret B.
McLean to sign this Form 4 on his
behalf.
SIGNATURE OF REPORTING PERSON
Samuel H. Iapalucci
Margaret B. McLean - Attorney-in-fact (2)
DATE
December 9, 2002